Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

For release at 1:00 P.M. (PDT)	Contact:
July 22, 2004	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

The Company Exceeds Guidance With Continued Deposit Growth, Strong Credit Quality, and Improved Corporate Finance Fees

SANTA CLARA, Calif. — July 22, 2004 — Silicon Valley Bancshares today announced earnings per diluted common share (EPS) of $0.43 for the second quarter of 2004, exceeding EPS guidance of $0.37 to $0.41 given on April 22, 2004, and $0.05, or 11.5 percent above EPS for the first quarter of 2004.  EPS were $0.38 and $(0.02) in the first quarter of 2004 and second quarter of 2003, respectively.  In the second quarter of 2003, the company recorded a $17.0 million pre-tax impairment of goodwill charge related to its investment banking subsidiary, SVB Alliant.  After tax, the impairment charge in the second quarter of 2003 was $11.0 million or $0.30 per diluted common share. EPS for the first six months of 2004 were $0.81, versus EPS of $0.25 for the first six months of 2003.

Net income totaled $15.7 million for the quarter ended June 30, 2004, an increase of $1.7 million, or 12.1 percent from the first quarter of 2004.  Net income increased $16.3 million from the second quarter of 2003.  Net income was $29.7 million for the first six months of 2004 compared to $9.8 million for the first six months of 2003.

Second Quarter Highlights

•                  Quarterly average deposits continued to trend higher, increasing 7.7 percent, or $278.3 million from the first quarter of 2004 to $3.9 billion in the second quarter.  The ratio of average noninterest bearing demand deposits to total average deposits reached approximately 58 percent during the first six months of 2004.

•                  The company recorded a negative provision for loan losses of $(2.8) million in the second quarter of 2004.  The company experienced net recoveries of $1.4 million and gross charge-offs of $3.1 million.  This compares to $1.2 million of net charge-offs and $4.1 million of gross charge-offs in the first quarter of 2004.

•                  Noninterest income increased $6.6 million from $24.9 million in the first quarter of 2004 to $31.5 million in the second quarter of 2004, primarily driven by revenues generated from SVB Alliant.  The increase in revenues at SVB Alliant was due in large part to one significant transaction.

•                  Quarterly average investment securities increased by 17.8 percent, or $295.8 million from the prior quarter due to higher client deposit balances.  We estimate the average duration of the investment securities portfolio at June 30, 2004 was 3.0 years.

•                  Income from client warrants was $3.3 million in the second quarter of 2004, increased slightly from the $2.9 million in the first quarter of 2004.  Based on June 30, 2004 market valuations, the company had $1.9 million in potential pre-tax warrant gains.

•                  Quarterly average loans at $1.9 billion in the second quarter, were slightly higher quarter-over-quarter.

•                  Nonperforming loans (NPLs) were 0.6 percent of total gross loans.  The allowance to cover potential loan losses was at 493.0 percent of NPLs.

“Silicon Valley Bancshares’ strategy of diversification is clearly beginning to pay off,” said Kenneth P. Wilcox, president and CEO.  “By enhancing our offerings for entrepreneurial companies in all stages of life, we have been able to take advantage of incremental improvements in client liquidity and growing momentum in the market in general.  By working to establish a more distinct international presence, we’ve also been able to create revenue opportunities through new clients and expansion of existing relationships.

“The current recovery is having a positive impact on loan and deposit volumes, as well as on warrant income.  Moving forward, we expect the improving economy, and changes in the interest rate environment, to create more opportunities for new revenue generation than we’ve seen in the last four years.”

Selected Financial Metrics

(Dollars in millions, except per share amounts)	For the three months ended			% Change Current Quarter / Prior Quarter	% Change Current Quarter / Prior Year Quarter
	June 30, 2004	March 31, 2004	June 30, 2003

EPS	$0.43	$0.38	$(0.02)	11.5%	2,899.3%
Net Income	15.7	14.0	(0.6)	12.1	2,827.1
Average Assets	4,714.9	4,421.6	3,890.4	6.6	21.2
Return on Average Assets	1.3%	1.3%	(0.1)%	3.1	2,356.3
Return on Average Equity	13.5	12.1	(0.4)	11.8	3,108.0

	For the six months ended
(Dollars in millions, except per share amounts)	June 30, 2004	June 30, 2003	% Change

EPS	$0.81	$0.25	224.0%
Net Income	29.7	9.8	203.1
Average Assets	4,568.3	3,892.5	17.4
Return on Average Assets	1.3%	0.5%	161.6
Return on Average Equity	12.8	3.6	256.7

Average Assets and Deposits

Quarterly average assets increased $293.3 million from the first quarter of 2004, resulting in $4.7 billion for the second quarter.  Average deposit balances increased $278.3 million from the first quarter of 2004 to $3.9 billion.  The average noninterest-bearing demand deposit balance per client was $265.9 thousand at June 30, 2004, versus $248.6 thousand and $220.3 thousand at March 31, 2004 and June 30, 2003, respectively.  Average investment securities increased by $295.8 million to $2.0 billion in the second quarter from the first quarter of 2004, and an increase of $661.1 million from the second quarter of 2003. Average investment securities in the second quarter represented 41.5 percent of total average assets.

Period-End Assets and Deposits

Total assets at $4.9 billion were up $365.3 million from March 31, 2004 and up $562.9 million from June 30, 2003.  Loans, net of unearned income, were $2.1 billion at June 30, 2004, increased from $2.0 billion at March 31, 2004 and June 30, 2003.  Period-end total deposits increased $329.1 million from the first quarter of 2004 and increased $517.0 million from June 30, 2003.

Net Interest Income

Net interest income in the second quarter of 2004 increased $4.2 million from the first quarter of 2004, and increased $8.3 million from the second quarter of 2003.  The increase in net interest income from the first quarter was primarily due to higher investment portfolio earnings.  Net interest margin remained steady at 5.2 percent in the second quarter, from the first quarter of 2004.

Effective July 1, 2004, Silicon Valley Bank’s prime rate increased from 4.0 percent to 4.25 percent.  As of June 30, 2004, approximately 80 percent of the Company’s outstanding loans, or $1.7 billion, were variable rate loans. Approximately $1.1 billion of the Company’s loans were immediately impacted by the 25 basis point increase in the Bank’s prime rate.

(Dollars in millions)	For the three months ended			% Change Current Quarter / Prior Quarter	% Change Current Quarter / Prior Year Quarter
	June 30, 2004	March 31, 2004	June 30, 2003

Average Loans	$1,881.0	$1,807.1	$1,824.5	4.1%	3.1%
Average Securities	1,956.2	1,660.4	1,295.0	17.8	51.1
Average Deposits	3,898.5	3,620.2	3,137.3	7.7	24.3
Fully Taxable Equivalent:
Net Interest Income	55.7	51.6	47.6	7.9	17.0
Net Interest Margin	5.2%	5.2%	5.5%	—	(5.5)
Period End Bank’s Prime Rate	4.00	4.00	4.25	—	(5.9)

Noninterest Income

Noninterest income increased to a total of $31.5 million in the second quarter of 2004, an increase of $6.6 million from the first quarter of 2004.  The company experienced higher corporate finance fees from SVB Alliant, as well as a slight increase in income from client warrants.  These improvements were partially offset by decreased investment gains.  Noninterest income was $17.5 million in the second quarter of 2003.

Investment gains were $0.5 million in the second quarter of 2004, decreased from $1.3 million of investment gains in the first quarter of 2004, and improved from losses of $3.8 million in the second quarter of 2003.  Losses on the company’s equity investments, net of minority interest, were $0.3 million in the second quarter of 2004, compared with losses of $0.5 million and $1.5 million in the first quarter of 2004 and second quarter of 2003, respectively.

Income from the disposition of client warrants was $3.3 million in the second quarter of 2004, compared to $2.9 million and $1.1 million for the first quarter of 2004 and second quarter of 2003, respectively.  Warrant income for the six months ended June 30, 2004 was $6.2 million, compared to $3.0 million for the six months ended June 30, 2003.  Based on June 30, 2004 market valuations, the company had $1.9 million in potential pre-tax warrant gains.  The company is restricted from exercising many of these warrants until later in 2004 and 2005.  As of June 30, 2004, the company directly held 1,877 warrants in 1,342 companies and made investments, directly and through its managed investment funds, in 289 venture capital funds, and had direct equity investments in 41 companies, many of which are private.  The company is typically contractually precluded from taking steps to secure any current unrealized gains associated with many of these equity instruments.  Hence, the amount of income realized by the company from these equity instruments in future periods may vary materially from the current unrealized amount due to fluctuations in the market prices of the underlying common stock of these companies.

Client Investment Fees

	For the three months ended			For the six months ended
(Dollars in millions)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Client Investment Fees	$6.4	$6.3	$6.0	$12.7	$12.4

Client Investment Funds and Deposits

(Dollars in millions)	At June 30, 2004	At March 31, 2004	At June 30, 2003
Client Investment Funds:
Private Label Client Investment Funds	$7,761.3	$7,835.8	$7,232.4
Sweep Funds	1,187.5	1,093.8	921.6
Client Investment Assets Under Management	2,007.5	1,084.9	195.6
Total Client Investment Funds (1)	10,956.3	10,014.5	8,349.6

Deposits:
Noninterest-Bearing Demand	$2,394.7	$2,161.6	$1,893.7
NOW	19.5	27.5	55.2
Money Market	1,275.0	1,150.8	1,030.0
Time	316.3	336.3	509.5
Total Deposits	4,005.5	3,676.2	3,488.4

Total Client Investment Funds and Deposits	$14,961.8	$13,690.7	$11,838.0

(1) Client Funds invested through Silicon Valley Bancshares, maintained at third party financial institutions.

Client funds invested in private label investment, sweep products and assets under management totaled $11.0 billion at June 30, 2004, compared with $10.0 billion at March 31, 2004, and $8.3 billion at June 30, 2003.  Average client funds invested in private label investment, sweep products and assets under management increased from $9.6 billion during the first quarter of 2004 to $10.2 billion during the second quarter of 2004.

Noninterest Expense

Noninterest expense totaled $63.7 million in the second quarter of 2004, an increase of $10.5 million from the first quarter of 2004.  The increase in noninterest expense was primarily due to higher compensation and benefits costs, which can be attributed in large part to higher incentive compensation accruals based on the company’s level of performance.  In addition, the company also experienced higher professional services expenses in the second quarter of 2004.  This was due partially to a slight increase in corporate legal fees incurred in the ordinary course of business, as well as an increase in accounting fees partly due to the additional costs associated with meeting the requirements of the Sarbanes-Oxley Act of 2002.  Noninterest expense decreased $3.6 million from the second quarter of 2003, primarily due to the impairment of goodwill charges recorded in the second quarter of 2003, partially offset by the factors described above.

Income Tax Expense

Our effective tax rate was 38.6 percent for the second quarter of 2004, compared with 36.4 percent for the first quarter of 2004.  The increase in our effective tax rate was primarily attributable to the increase in our pre-tax income.  Our effective tax rate for the first six months of 2004 was 37.6 percent.

Credit Quality

NPLs totaled $12.6 million, or 0.6 percent of total gross loans, at June 30, 2004, compared to $14.0 million, or 0.7 percent of gross loans, at March 31, 2004.  The company’s allowance for loan losses was $ 61.9 million, or 2.9 percent of total gross loans and 493.0 percent of NPLs, at June 30, 2004.  This compares to $63.3 million, or 3.2 percent of total gross loans and 453.2 percent of NPLs, at March 31, 2004.  At June 30, 2003, the allowance for loan losses totaled $69.5 million or 3.5 percent of total gross loans and 416.8 percent of NPLs.  The company realized $1.4 million in net recoveries in the second quarter, representing 0.3 percent of total gross loans, on an annualized basis, and a $(2.8) million recovery of provision for loan losses.  Gross charge-offs for the 2004 second quarter totaled $3.1 million.

Stock Buyback Program and Stockholders’ Equity

The company did not repurchase any shares in the second quarter of 2004.  As of June 30, 2004 the company had repurchased 4.5 million shares totaling $113.2 million, pursuant to its stock repurchase program of up to $160 million, authorized by the board of directors in the second quarter of 2003.

Stockholders’ equity totaled $473.5 million at June 30, 2004, a decrease of $3.0 million compared to $476.4 million at March 31, 2004.  Stockholders’ equity decreased primarily as a result of a decrease in net unrealized gains on available-for-sale investments, partially offset by the company’s earnings.  Both Silicon Valley Bancshares’ and Silicon Valley Bank’s capital ratios were well in excess of regulatory guidelines for classification as a well-capitalized depository institution as of June 30, 2004.

Q3 2004 Guidance

Silicon Valley Bancshares currently expects third quarter 2004 earnings to be between $0.37 and $0.41 per share, although actual results may differ.  The forecast assumes no further changes in market interest rates, continued strong credit quality, a small increase in average investment securities, and slightly higher average loans.  In addition, it assumes noninterest income at approximately first quarter levels, lower noninterest expense, a stable economic environment, no dilution from the zero-coupon convertible debt, and no further share repurchases.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The company’s senior management has in the past and might in the future make forward-looking statements orally to analysts, investors, the media and others.  Forward-looking statements are statements that are not historical facts.  Broadly speaking, forward-looking statements include:

•                  projections of our revenues, income, earnings per share, balance sheet, cash flows, capital expenditures, capital structure or other financial items

•                  descriptions of strategic initiatives, plans or objectives of our management for future operations, including pending acquisitions

•                  forecasts of venture capital funding levels

•                  expected levels of provisions for loan losses

•                  forecasts of future economic performance

•                  forecasts of future prevailing interest rates

•                  future recoveries on currently held investments

•                  descriptions of assumptions underlying or relating to any of the foregoing

In this release, Silicon Valley Bancshares makes forward-looking statements discussing our management’s expectations about:

•                  future EPS

•                  future performance

•                  future market interest rates

•                  future economic conditions

•                  returns and growth of our warrant portfolio

•                  future levels of investment securities

•                  future loan balances, growth and yield

•                  future deposit trends

•                  future levels of noninterest income and noninterest expense

•                  future provision for loan losses and net charge-offs

•                  future credit quality

You can identify these and other forward-looking statements by the use of words such as “becoming,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends,” or the negative of such terms, or comparable terminology.  Although management believes that the expectations reflected in these forward-looking statements are reasonable, and it has based these expectations on its beliefs, as well as its assumptions, such expectations may prove to be incorrect.  Actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements.

Factors that may cause the third quarter 2004 targets to change include:

•                  adjustments needed in the transaction closing process as required by accounting principles generally accepted in the United States of America

•                  changes in the state of the economy or the markets served by Silicon Valley Bancshares

•                  changes in credit quality

•                  changes in interest rates or market levels

•                  changes in the performance or equity valuation of companies we have invested in.

For information with respect to factors that could cause actual results to differ from the expectations stated in the forward-looking statements, see the text under the caption “Factors That May Affect Future Results” included under Item 7A of our 2003 Annual Report on Form 10-K and under Item 2 of our most recently filed Form 10-Q for the quarterly period ended March 31, 2004.  The company urges investors to consider all of these factors carefully in evaluating the forward-looking statements contained in this discussion and analysis.  All subsequent written or oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  The forward-looking statements included in this filing are made only as of the date of this filing.  The company does not intend, and undertakes no obligation, to update these forward-looking statements.

Certain reclassifications have been made to prior years results to conform to 2004 presentations.  Such reclassifications had no effect on the company’s results of operations or stockholders’ equity.

Earnings Conference Call

On July 22, 2004, the company will host a conference call at 2:00 p.m. (PDT) to discuss the 2004 second quarter financial results.  The conference call can be accessed by dialing (877) 630-8512 and referencing the passcode “Silicon Valley Bank.”  A listen-only live webcast can be accessed on the investor relations page of the company’s website at www.svb.com.  A digitized replay of this conference call will be available beginning at approximately 4:30 p.m. (PDT), on Thursday, July 22, 2004, through 5:00 p.m. (PDT), on Sunday, August 22, 2004, by dialing 888-568-0134.  A replay of the webcast will also be available on www.svb.com for 12 months following the call.

Non-GAAP Financial Measures

The company believes that presentation of the goodwill impairment charge on a per share basis provides meaningful supplemental information to both management and investors that assists in the evaluation of the company’s core operating results, and facilitates comparison of operating results for different periods.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed.  The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology and life sciences markets, as well as the private equity and premium wine industries.  Headquartered in Santa Clara, Calif., and with 26 offices across the country, the company offers clients commercial, investment, merchant and personal banking, as well as private equity and value-added services, using its knowledge and networks.  Merger, acquisition, private placement and corporate partnering services are provided through the company’s investment banking subsidiary, SVB Alliant. More information on the company can be found at www.svb.com.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

STATEMENTS OF INCOME

	For the three months ended			For the six months ended
(Dollars in thousands, except per share amounts)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Interest Income:
Loans	$37,280	$36,632	$38,134	$73,912	$75,970
Investment Securities:
Taxable	17,989	14,023	8,557	32,012	18,934
Non-Taxable	1,290	1,461	1,586	2,751	3,182
Federal Funds Sold and Securities Purchased Under Agreement to Resell	1,306	1,444	1,129	2,750	1,959
Total Interest Income	57,865	53,560	49,406	111,425	100,045

Interest Expense
Deposits	2,124	2,014	2,389	4,138	4,840
Other Borrowings (1)	712	726	317	1,438	527
Total Interest Expense	2,836	2,740	2,706	5,576	5,367

Net Interest Income	55,029	50,820	46,700	105,849	94,678
Provision for Loan Losses	(2,759)	17	1,162	(2,742)	4,546
Net Interest Income After Provision for Loan Losses	57,788	50,803	45,538	108,591	90,132

Noninterest Income:
Corporate Finance Fees	10,897	4,087	4,641	14,984	8,785
Client Investment Fees	6,399	6,268	6,034	12,667	12,366
Letter of Credit and Foreign Exchange Income	3,805	3,729	3,128	7,534	6,631
Deposit Service Charges	3,695	3,713	3,245	7,408	6,121
Income from Client Warrants	3,310	2,908	1,051	6,218	3,013
Investment Gains (Losses)	478	1,322	(3,839)	1,800	(8,544)
Credit Card Fees	604	777	988	1,381	2,034
Other	2,320	2,082	2,257	4,402	4,545
Total Noninterest Income	31,508	24,886	17,505	56,394	34,951

Noninterest Expense:
Compensation and Benefits	41,153	34,103	29,486	75,256	61,176
Net Occupancy	4,587	4,523	4,103	9,110	8,505
Professional Services	4,876	3,339	3,985	8,215	7,424
Furniture and Equipment	3,450	2,909	2,710	6,359	4,904
Business Development and Travel	2,180	1,991	2,296	4,171	3,912
Correspondent Bank Fees	1,243	1,281	1,094	2,524	2,134
Data Processing Services	789	1,085	1,392	1,874	2,483
Telephone	902	782	857	1,684	1,635
Postage and Supplies	872	772	632	1,644	1,216
Tax Credit Fund Amortization	620	620	716	1,240	1,431
Advertising and Promotion	924	256	357	1,180	531
Impairment of Goodwill	—	—	17,000	—	17,000
Trust Preferred Securities Distributions (1)	—	—	313	—	594
Other	2,054	1,508	2,262	3,562	4,366
Total Noninterest Expense	63,650	53,169	67,203	116,819	117,311

Minority Interest in Net (Gains) Losses of Consolidated Affiliates	(67)	(481)	2,765	(548)	6,244
Income (Loss) Before Income Taxes	25,579	22,039	(1,395)	47,618	14,016
Income Tax Expense (Benefit)	9,871	8,029	(819)	17,900	4,174
Net Income (Loss)	$15,708	$14,010	$(576)	$29,718	$9,842

Earnings (Loss) per Common Share	$0.45	$0.40	$(0.02)	$0.85	$0.26
Earnings (Loss) per Diluted Common Share	$0.43	$0.38	$(0.02)	$0.81	$0.25

Return on Average Assets (2)	1.3%	1.3%	(0.1)%	1.3%	0.5%
Return on Average Equity (2)	13.5%	12.1%	(0.4)%	12.8%	3.6%
Weighted Average Shares Outstanding	35,048,871	34,881,263	36,735,072	34,965,037	37,909,333
Weighted Average Diluted Shares Outstanding	36,916,602	36,722,451	36,735,072	36,813,792	38,816,807

(1)                                 Adoption of FIN No. 46 and SFAS No. 150 in the latter half of 2003 resulted in a change of classification of trust preferred securities distribution expense from noninterest expense to interest expense.

(2)                                 Quarterly ratios represent annualized net income (loss) divided by quarterly average assets/equity.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended			For the six months ended
(Dollars in thousands)	June 30, 2004	March 31, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net Income (Loss)	$15,708	$14,010	$(576)	$29,718	$9,842

Other Comprehensive (Loss) Income, Net of Tax:
Change in Unrealized (Losses) Gains on Available-For-Sale Investments:
Unrealized Holding (Losses) Gains	(25,952)	8,025	949	(17,511)	(73)
Reclassification Adjustment for Gains Included in Net Income	(1,979)	(2,263)	(434)	(4,658)	(2,116)
Other Comprehensive (Loss) Income, Net of Tax	(27,931)	5,762	515	(22,169)	(2,189)
Comprehensive (Loss) Income	$(12,223)	$19,772	$(61)	$7,549	$7,653

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

BALANCE SHEETS

(Dollars in thousands, except par value and per share amounts)	June 30, 2004	March 31, 2004	June 30, 2003
Assets:
Cash and Due from Banks	$213,530	$200,966	$238,202
Federal Funds Sold and Securities Purchased Under Agreement to Resell	331,104	489,453	305,609
Investment Securities	2,087,995	1,709,180	1,663,920
Loans:
Gross Loans	2,128,091	2,005,347	1,977,433
Unearned Income on Loans	(13,656)	(12,640)	(12,633)
Loans, Net of Unearned Income	2,114,435	1,992,707	1,964,800
Allowance for Loan Losses	(61,900)	(63,300)	(69,500)
Net Loans	2,052,535	1,929,407	1,895,300
Premises and Equipment	14,083	14,316	15,585
Goodwill	37,549	37,549	83,548
Accrued Interest Receivable and Other Assets	120,725	111,384	92,426
Total Assets	$4,857,521	$4,492,255	$4,294,590

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-Bearing Demand	$2,394,651	$2,161,633	$1,893,707
NOW	19,469	27,521	55,164
Money Market	1,274,997	1,150,791	1,029,987
Time	316,269	336,348	509,526
Total Deposits	4,005,386	3,676,293	3,488,384
Short-Term Borrowings	34,263	9,761	9,264
Other Liabilities	69,898	71,070	115,551
Long-Term Debt (1)	205,805	202,763	163,057
Total Liabilities	4,315,352	3,959,887	3,776,256

Company Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Trust Preferred Securities) (1)	—	—	38,718
Minority Interest in Capital of Consolidated Affiliates	68,692	55,935	47,481
Stockholders’ Equity:
Common Stock, $0.001 Par Value	36	35	34
Additional Paid-In Capital	34,491	23,586	1,758
Retained Earnings	451,851	436,144	419,999
Unearned Compensation	(2,563)	(925)	(1,839)
Accumulated Other Comprehensive Income:
Net Unrealized (Losses) Gains on Available-for-Sale Investments	(10,338)	17,593	12,183
Total Stockholders’ Equity	473,477	476,433	432,135
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,857,521	$4,492,255	$4,294,590
Capital Ratios:
Total Risk-Based Capital Ratio	16.8%	17.6%	14.6%
Tier 1 Risk-Based Capital Ratio	13.1%	13.0%	10.1%
Tier 1 Leverage Ratio	10.8%	10.8%	9.9%
Average Stockholders’ Equity as a Percentage of Average Assets (2)	9.9%	10.5%	13.2%
Other Period End Statistics:
Book Value per Share	$13.31	$13.52	$12.53
Full-Time Equivalent Employees	991	969	980
Common Stock Outstanding	35,576,861	35,236,779	34,490,249

(1)               Contrary to prior practice, for periods ending after December 15, 2003, in accordance with the provision of FIN No. 46, the company will not consolidate a special purpose trust, which was formed for the purpose of issuing 7.0% Trust Preferred Securities. Therefore, as of December 31, 2003, the company’s junior subordinated debentures of $51.5 million issued to this special purpose trust were classified as long-term debt.  For periods ending prior to December 15, 2003, in accordance with the accounting rules in effect at that time, the company consolidated a special purpose trust, SVB Capital I, formed for the purpose of issuing $40.0 million in 8.25% Trust Preferred Securities. On December 1, 2003, the company redeemed the $40.0 million of 8.25% Trust Preferred Securities.

(2)               Represents quarterly average balances for each respective period.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

AVERAGE BALANCES, RATES AND YIELDS

	For the three months ended June 30,
	2004			2003
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-Earning Assets:
Federal Funds Sold and Securities Purchased Under Agreement to Resell (1)	$479,701	$1,306	1.1%	$345,163	$1,129	1.3%
Investment Securities:
Taxable	1,811,929	17,989	4.0	1,151,524	8,557	3.0
Non-Taxable (2)	144,244	1,986	5.5	143,506	2,440	6.8
Loans:
Commercial	1,556,080	33,557	8.7	1,528,983	34,557	9.1
Real Estate Construction and Term	110,302	1,446	5.3	104,887	1,520	5.8
Consumer and Other	214,598	2,277	4.3	190,664	2,057	4.3
Total Loans	1,880,980	37,280	8.0	1,824,534	38,134	8.4
Total Interest-Earning Assets	4,316,854	58,561	5.5	3,464,727	50,260	5.8

Cash and Due From Banks	208,297			193,709
Allowance for Loan Losses	(65,612)			(72,436)
Goodwill	37,551			100,386
Other Assets	217,850			203,991

Total Assets	$4,714,940			$3,890,377

Funding Sources:
Interest-Bearing Liabilities:
NOW Deposits	$26,082	27	0.4	$26,897	31	0.5
Regular Money Market Deposits	555,939	695	0.5	277,872	424	0.6
Bonus Money Market Deposits	744,674	925	0.5	634,365	946	0.6
Time Deposits	321,365	477	0.6	522,807	989	0.8
Short-Term Borrowings	10,058	72	2.9	9,450	69	2.9
Long-Term Debt (3)	204,407	640	1.3	84,716	247	1.2
Total Interest-bearing Liabilities	1,862,525	2,836	0.6	1,556,107	2,706	0.7
Portion of Noninterest-bearing Funding Sources	2,454,329			1,908,620
Total Funding Sources	4,316,854	2,836	0.3	3,464,727	2,706	0.3

Noninterest-Bearing Funding Sources:
Demand Deposits	2,250,435			1,675,387
Other Liabilities	81,051			74,569
Trust Preferred Securities (3)	—			38,708
Minority Interest in Capital of Consolidated Affiliates	53,853			31,821
Stockholders’ Equity	467,076			513,785
Portion Used to Fund Interest-earning Assets	(2,454,329)			(1,908,620)
Total Liabilities, Minority Interest and Stockholders’ Equity	$4,714,940			$3,890,377

Net Interest Income and Margin		$55,725	5.2%		$47,554	5.5%

Total Deposits	$3,898,495			$3,137,328

(1)             Includes average interest-bearing deposits in other financial institutions of $11,940 and $1,824 for the three months ended June 30, 2004 and 2003, respectively.

(2)             Interest income on non-taxable investments is presented on a fully taxable-equivalent basis using the federal statutory income tax rate of 35% in 2004 and 2003.  The tax equivalent adjustments were $696 and $854 for the three months ended June 30, 2004 and 2003, respectively.

(3)             Adoption of FIN No. 46 and SFAS No. 150 in the latter half of 2003 resulted in a change of classification of Trust Preferred Securities distribution expense from noninterest expense to interest expense. Additionally, the adoption of FIN No. 46 and SFAS No. 150 resulted in a change of classification of Trust Preferred Securities from noninterest bearing funding sources to interest-bearing liabilities. Prior to adoption of FIN No. 46 and SFAS No. 150, in accordance with accounting rules in effect at that time, the company recorded Trust Preferred Securities distribution expense as noninterest expense. On October 30, 2003, $50.0 million in cumulative 7.0% Trust Preferred Securities were issued through a newly formed special purpose trust, SVB Capital II.  The company received $51.5 million in proceeds from the issuance of 7.0% Junior Subordinated debentures to SVB Capital II. A portion of the net proceeds were used to redeem the existing $40.0 million of 8.25% Trust Preferred Securities.

SILICON VALLEY BANCSHARES AND SUBSIDIARIES

CREDIT QUALITY

(Dollars in thousands)	June 30, 2004	March 31, 2004	June 30, 2003
Nonperforming Loans:
Loans Past Due 90 Days or More	$547	$—	$—
Nonaccrual Loans	12,010	13,968	16,674
Total Nonperforming Loans (1)	$12,557	$13,968	$16,674

Nonperforming Loans as a Percentage of Total Gross Loans	0.6%	0.7%	0.8%
Nonperforming Loans as a Percentage of Total Assets	0.3%	0.3%	0.4%

Allowance for Loan Losses	$61,900	$63,300	$69,500
As a Percentage of Total Gross Loans	2.9%	3.2%	3.5%
As a Percentage of Nonperforming Loans	493.0%	453.2%	416.8%

(1)             Nonperforming loans equal nonperfoming assets for each respective period.